UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2010

Roberts Realty Investors, Inc.
(Exact name of registrant as specified in its charter)

Georgia	001-13183	58-2122873
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302 Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 394-6000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2010, the compensation committee of the board of directors of Roberts Realty Investors, Inc. reviewed the executive officers’ compensation for the previous 24 months. After reviewing the results that were attained during 2009 and 2010 by Mr. Charles S. Roberts, our President, the compensation committee approved a $115,000 bonus for the specific achievements accomplished in 2009 and a $125,000 bonus for the achievements accomplished in 2010. The compensation committee took into account Mr. Roberts’ efforts in leading (a) our renewals and extensions of various maturing loans in the total amount of $17.4 million in a volatile credit environment and a deteriorating real estate market and (b) our sale of a retail center and a land parcel for the $12.0 million of debt secured by those properties. The compensation committee also considered that Mr. Roberts has not received an increase in his annual salary since January 2007, and that we have never provided him with any employee benefits such as medical and life insurance, retirement plan contributions, deferred compensation, vacations or holidays. Mr. Roberts also does not receive any auto allowance or reimbursement for mileage.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: December 27, 2010

By: /s/ Charles S. Roberts
Charles S. Roberts
Chief Executive Officer